Exhibit 99.1

PRESS RELEASE

Reference:	LI.08.12

Release Date:	September 23, 2008

Lpath Appoints John Bender, Pharm.D., as

Senior Vice President of Research and Development

SAN DIEGO, CALIFORNIA: Lpath, Inc. (OTC: LPTN), the category leader in therapeutic agents against bioactive lipids, has appointed John Bender, Pharm.D., as senior vice president of research and development effective September 22, 2008.  Bender succeeds William Garland, Ph.D., who will continue to serve in an advisory capacity during the transition.

“We are fortunate to have someone of John’s caliber and experience to lead development of our key product candidates,” said Scott Pancoast, chief executive officer of Lpath. “John’s leadership and extensive clinical experience will greatly assist us as we advance ASONEP™, now in Phase 1, and iSONEP™, which we expect to enter Phase 1 later this year.”

Most recently, Bender was senior vice-president of clinical research at Favrille, Inc., where he was responsible for the clinical development of an immunotherapeutic biologic agent for the treatment of lymphoma. Bender was previously a director of clinical research for oncology at Pfizer (formerly Warner-Lambert/Parke-Davis) where he held increasingly senior clinical-research positions in oncology clinical development over a 20 year span. Prior to Pfizer, Bender spent five years at the National Cancer Institute.

Bender holds B.S. degrees in biology and pharmacy and earned his doctorate of pharmacy from the University of Utah. He has served as an adjunct faculty member at the University of Michigan’s College of Pharmacy and is currently a member of the Dean’s Advisory Council at Skaggs School of Pharmacy and Pharmaceutical Sciences, University of California, San Diego.

About Lpath

Lpath, Inc., headquartered in San Diego, California, is the category leader in bioactive-lipid-targeted therapeutics, an emerging field of medical science whereby bioactive signaling lipids are targeted for treating important human diseases. ASONEP™ is an antibody against S1P that is presently in Phase 1 clinical trials for the treatment of cancer and also holds promise against multiple sclerosis and various other disorders. A second product candidate, iSONEP™ (the ocular formulation of the S1P antibody), has demonstrated superior results in various preclinical AMD and retinopathy models and has received FDA authorization to begin Phase 1 clinical trials.  Lpath’s third product candidate, Lpathomab™, is an antibody against LPA, a key bioactive lipid that has been long recognized as a valid disease target (fibrosis, cancer, neuropathic pain). The company’s unique ability to generate novel antibodies against bioactive lipids is based on its ImmuneY2™ drug-discovery engine, which the company is leveraging to add to its pipeline. For more information, visit www.Lpath.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond Lpath’s control and may cause actual results to differ materially from stated expectations.  For example, there can be no assurance that results will be timely, necessary regulatory approvals will be obtained, the proposed treatments will prove to be safe or effective, or required clinical trials will be ultimately successful. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in Lpath’s operations and business environment, including, without limitation, its limited experience in the development of therapeutic drugs, its dependence upon proprietary technology, its history of operating losses and accumulated deficits, its reliance on research grants, current and future competition, and other risks described from time to time in the company’s filings with the Securities and Exchange Commission. Lpath undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Lpath Contacts:

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast (858) 678-0800 x104	Liolios Group, Inc. (949) 574-3860
President & CEO, spancoast@Lpath.com	Geoffrey Plank: geoffrey@liolios.com
www.Lpath.com	Ron Both: ron@liolios.com